Exhibit 99.1

Corium Reports Third Quarter Fiscal 2016 Financial Results and Recent Corporate Highlights

MENLO PARK, Calif., August 4, 2016 (GLOBE NEWSWIRE) -- Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results for the third fiscal quarter and the nine months ended June 30, 2016, and reported on recent corporate developments.  Corium's fiscal year ends on September 30.

“In our third quarter, we made important advances in executing on our business strategy.  We achieved key milestones in our Corium-owned Alzheimer’s transdermal product development programs, which represent transformational growth opportunities,” commented Peter D. Staple, President and Chief Executive Officer of Corium.  “We also had a strong financial performance in the quarter.  Revenues were up sharply and we used significantly less cash during the quarter than we have in the preceding two quarters.  In addition, we continue to carefully manage resources, including the recent realignment of the organization, to focus on our highest value development programs.”

Corium’s Chief Technology Officer Parminder “Bobby” Singh, Ph.D. added, “We were very pleased to receive favorable feedback from the FDA on a streamlined bioequivalence pathway for development of our Corplex Donepezil once-weekly Alzheimer’s patch candidate, and we anticipate initiating the pilot bioequivalence study in the fourth calendar quarter of 2016.  We also expect feedback from the FDA in the coming weeks on whether our Corplex Memantine program will benefit from the same regulatory pathway.”

Recent Corporate Developments

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Third quarter revenues up 52% from second quarter — Quarterly revenues returned to levels last achieved in the third quarter of 2015 as the disruption caused by the extended FTC review of Teva’s acquisition of Allergan’s generic business, and its impact on our Clonidine TDS product, moved toward resolution.

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FDA provides favorable guidance on lead Alzheimer’s program — The company reported on May 2 that it had received written pre-IND feedback from the FDA that concurred with the company’s proposed bioequivalence-based clinical development plan for its Corplex Donepezil candidate.  Consistent with its handling of Corium’s submission for Corplex Donepezil, the FDA has advised that a written response to the request for pre-IND guidance on Corplex Memantine will be provided during the quarter ending September 30.

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Preclinical study of optimized once-weekly Corplex Memantine confirms achievement of target dosing — An optimized formulation has successfully delivered the required dose of memantine over seven days in a pig study, with acceptable skin tolerability.  Corium plans to conduct a pharmacokinetic study of the optimized formulation in healthy subjects to confirm sustained delivery over one week.

•

Positive Corplex Donepezil results presented at the 2016 Alzheimer’s Association International Conference (AAIC) in Toronto, Canada — Dr. Singh presented a poster on the full results from a recent Phase 1 clinical trial of once-weekly Corplex Donepezil, Corium’s lead candidate for the treatment of Alzheimer’s disease.

Financial Results for the Quarter and Nine Months Ended June 30, 2016

Corium reported total revenues in the third quarter of fiscal 2016 of $10.6 million, compared with $10.6 million in the third quarter of fiscal 2015, and for the nine-month period ended June 30, 2016, reported total revenues of $25.1 million, compared with $31.7 million in the same period of fiscal 2015.  For the nine-month period, the decrease in total revenues resulted primarily from a decline in contract research and development revenues, as well as a decline in product revenues versus the same period in fiscal 2015.  The decrease in contract research and development revenues is primarily the result of several programs advancing into later stages of clinical development, when there are fewer revenue-generating development activities until preparations begin for approval and commercial launch, along with the discontinuation of two development projects in fiscal 2015.  The decline in product revenues for the nine-month period in 2016 compared to the same period in 2015 is primarily the result of the lower level of Fentanyl TDS units ordered and shipped, which was partially offset by a slight increase in revenues from Crest® Whitestrips.

Total research and development (R&D) expenses in the third quarter of fiscal 2016 were $8.3 million, compared with $7.6 million in the third quarter of fiscal 2015, and for the nine-month period ended June 30, 2016, total R&D expenses were $24.2 million, compared with $24.0 million in the same period of fiscal 2015.  The increase in total R&D expenses primarily reflects Corium's increased investment in its proprietary product programs, including the advancement of Corium's two programs for Alzheimer's disease through Phase 1 clinical trials.  This increase was partially offset by the lower level of resources required for contract research and development programs, which corresponds to the lower level of revenues from contract research and development.

General and administrative (G&A) expenses in the third quarter of fiscal 2016 were $3.1 million, compared with $2.8 million in the third quarter of fiscal 2015, and for the nine-month period ended June 30, 2016, G&A expenses were $9.1 million, compared with $8.2 million in the same period of fiscal 2015.  The increase in G&A for the 9-month period was primarily attributable to higher personnel costs along with an increase in stock-based compensation expense.

Corium reported a net loss for the third quarter of fiscal 2016 of $7.5 million, or $0.34 per share, compared with a net loss of $5.9 million, or $0.33 per share, in the third quarter of fiscal 2015.  For the nine-month period ended June 30, 2016 Corium reported a net loss of $27.4 million, or $1.23 per share, compared with a net loss of $19.8 million, or $1.10 per share, in the same period of fiscal 2015.  As of June 30, 2016, there were 22,359,011 shares of Corium common stock outstanding.

Cash and cash equivalents as of June 30, 2016 were $47.4 million.

Conference Call and Webcast Details

Corium will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results for the third fiscal quarter and nine months ended June 30, 2016.  Investors and analysts can access the call toll-free by dialing (844) 831-3024 (United States) or +1 (315) 625-6887 (international).  The conference ID# is 56382169. The conference call will also be available via a live audio webcast on the Investors section of Corium's website at http://ir.coriumgroup.com/events.cfm.  Please access the website 10 minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary.  A replay of the conference call will be available for two weeks and may be accessed by visiting Corium's website.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems.  Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer's disease.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Teva Pharmaceuticals, Endo Pharmaceuticals and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  The company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that is currently in Phase 3 trials, and additional transdermal products that are being developed with other partners.  For further information, please visit www.coriumgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, financial and operating performance, operating costs and expenses, product pipeline, clinical trial and regulatory timing and plans and associated resource requirements, regulatory pathways for our development programs, the achievement of clinical and commercial milestones, and the advancement of our technologies as well as our proprietary, co-developed and partnered products and product candidates.  Forward-looking statements are based on management's current expectations and projections and are subject to risks and uncertainties, which may cause Corium's actual results to differ materially from the statements contained herein.  Further information on potential risk factors that could affect Corium's business and its results are detailed in Corium's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission on May 13, 2016, and other reports as filed from time to time with the Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial or operating performance, which speaks only as of the date they are made.  Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Corplex™ and MicroCor® are registered trademarks of Corium International, Inc.

Crest® Whitestrips is a registered trademark of The Procter & Gamble Company.

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Investor and Media Contact:

BCC Partners

Karen L. Bergman

kbergman@bccpartners.com

(650) 575-1509

Susan M. Pietropaolo

spietropaolo@bccpartners.com

(845) 638-6290

CORIUM INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Product revenues	$7,264	$6,296	$18,930	$20,467
Contract research and development revenues	1,983	3,505	4,228	9,798
Other revenues	1,359	797	1,947	1,390
Total revenues	10,606	10,598	25,105	31,655
Costs and operating expenses:
Cost of product revenues	4,626	4,063	12,924	13,369
Cost of contract research and development revenues	2,742	4,065	8,601	12,292
Research and development expenses	5,516	3,493	15,566	11,670
General and administrative expenses	3,116	2,835	9,106	8,192
Amortization of intangible assets	168	141	489	464
(Gain) / loss on disposal of equipment	—	(5)	2	2
Total costs and operating expenses	16,168	14,592	46,688	45,989
Loss from operations	(5,562)	(3,994)	(21,583)	(14,334)
Interest income	54	5	142	11
Interest expense	(1,984)	(1,925)	(5,932)	(5,490)
Loss before income taxes	(7,492)	(5,914)	(27,373)	(19,813)
Income tax expense	—	—	3	2
Net loss and comprehensive loss	$(7,492)	$(5,914)	$(27,376)	$(19,815)
Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(0.33)	$(1.23)	$(1.10)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	22,321,581	18,116,021	22,254,849	18,073,879

CORIUM INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

(Unaudited)

	As of June 30, 2016	As of September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$47,394	$72,218
Accounts receivable	4,091	4,461
Unbilled accounts receivable	517	812
Inventories, net	2,830	2,902
Prepaid expenses and other current assets	1,459	1,367
Total current assets	56,291	81,760
Restricted cash	666	—
Property and equipment, net	11,139	11,593
Debt financing costs, net	599	554
Intangible assets, net	7,072	6,837
TOTAL ASSETS	$75,767	$100,744
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,071	$3,952
Accrued expenses and other current liabilities	3,895	4,091
Long-term debt, current portion	69	57
Capital lease obligations, current portion	285	820
Recall liability, current portion	460	760
Deferred contract revenues, current portion	292	134
Total current liabilities	8,072	9,814
Long-term debt, net of current portion	51,080	49,807
Capital lease obligations, net of current portion	—	72
Recall liability, net of current portion	1,971	2,229
Deferred contract revenues, net of current portion	3,500	3,500
Total liabilities	64,623	65,422
Stockholders' equity:
Common stock	22	22
Additional paid-in capital	169,283	166,085
Accumulated deficit	(158,161)	(130,785)
Total stockholders' equity	11,144	35,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$75,767	$100,744